Exhibit 3.52.3

LIMITED LIABILITY COMPANY AGREEMENT OF
PSLT-ALS PROPERTIES I, LLC,
a Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT, dated as of October 21, 2004 (this “Agreement”), is adopted, executed and agreed to by Provident Senior Living Trust, a Maryland real estate investment trust, as the sole member (the “Member”), of PSLT-ALS Properties I, LLC (the “Company”), and acknowledged and agreed by Victor A. Duva, as the Independent Manager (as defined in Section 13 hereof).

1.             Name.  The name of the limited liability company formed hereby is “PSLT-ALS Properties I, LLC”.

2.             Principal Business Office.  The principal business office of the Company shall be located at 600 College Road East, Suite 3400, Princeton, New Jersey 08540, or such other location as may hereinafter be determined by the Member.

3.             Registered Agent and Registered Office.  The registered agent and registered office of the Company in the State of Delaware is The Corporation Trust Company, whose address is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle.  The Member may change such registered agent and/or registered office from time to time as it deems appropriate.

4.             Term.  The existence of the Company as a separate legal entity shall continue, until the cancellation of the Certificate of Formation of the Company as provided in the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).  Upon the cancellation of the Certificate of Formation of the Company as provided in the Act, this Agreement and the Company shall terminate.

5.             Member.  The mailing address of the Member is 600 College Road East, Suite 3400, Princeton, New Jersey 08540, or such other address as the Member may designate in accordance with the Act.  The Member was admitted to the Company as a member of the Company upon its execution of a signature page to this Agreement.

6.             Certificate.  Saul A. Behar is hereby designated as an “authorized person” within .the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company and the Certificate of Conversion with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation of the Company and the Certificate of Conversion with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

7.             Purposes.  The purposes of the Company shall be (a) to acquire, hold, own, operate, manage, finance, lease and dispose of (i) the real property described in Schedule A hereto, together with all improvements located thereon (such real property and improvements, collectively, the “Assets”), and (ii) any incidental assets and liabilities relating to or arising from the ownership, operation, management, financing and leasing of the Assets, and (b) directly or through one or more persons or entities, to carry on any lawful activities for which limited liability companies may be formed under the Act that are incidental to the foregoing purposes.  The Company (A) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in this Section 7, and (B) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.  Provident Senior Living Trust may contribute all of its limited liability company membership interests in the Company to PSLT-ALS Properties Holdings, LLC notwithstanding any other provision of this Agreement to the contrary and Section 12 of this Agreement shall not apply to the foregoing.

8.             Contributions.  The Member has made an initial contribution to the capital of the Company.  Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

9.             Distributions and Allocations.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.  Because the Company is a business entity that has a single owner and is not a corporation, it is disregarded as an entity separate from its owner for federal income tax purposes under applicable law.  Accordingly, all items of income, gain, loss, deduction and credit of the Company for all taxable periods will be treated for federal income tax purposes, and for state and local income and other tax purposes to the extent permitted by applicable law, as realized or incurred directly by the Member.  The Company will comply with all withholding tax provisions under any federal, state and local tax laws.  Any such amounts withheld by the Company will be treated as amounts distributed to the Member for all purposes of this Agreement and all provisions of federal, state and local tax laws.

10.           Management.  Subject to Sections 12 and 13 hereof, the management of the Company and its business and affairs is vested in the Member.  Except as otherwise required by the Act, neither the Member not the Independent Manager, whether in its capacity as a member or manager of the Company or otherwise, shall be liable for any debts, obligations or liabilities of the Company solely by reason of being a member or manager of the Company.  In its capacity as manager, the Member may enter into contracts with persons or entities on behalf of the Company and engage in activities on behalf of the Company, in accordance with the provisions of this Agreement (including Section 12 hereof).

11.           Dissolution.

(a)           The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following:  (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; (ii) upon the consent of the Member; and (iii) upon the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (A) to continue the Company and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b)           Notwithstanding any other provision of this Agreement to the contrary, the Bankruptcy (as defined below) of the Member or the Special Member (as defined in Section 14 hereof) shall not cause the Member or Special Member, as applicable, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.  As used in this Agreement, “Bankruptcy” has the meaning set forth in Sections 18-101(1) and 18-304 of the Act.

(c)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its, affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)           The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

12.           Certain Limitation on Activities.  Notwithstanding any other provision of this Agreement to the contrary or any provision of law that otherwise so empowers the Company or the Member, until such time as the Obligations (as defined below) shall be paid in full:

(a)                                  The Company will conduct its business in its own name;

(b)                                 The Company will hold itself out as an entity separate from its parent and any affiliate;

(c)                                  The Company will not engage directly or indirectly in any business unrelated to the Assets;

(d)                                 The Company will maintain and use separate stationery, invoices and checks separate from its parent and any affiliate;

(e)                                  The Company will hold its assets in its own name and separate from its parent and any affiliate;

(f)                                    The Company will not own any encumbered assets other than the Assets (and incidental assets relating to the Assets);

(g)                                 The Company will not incur, assume or guarantee any indebtedness (or otherwise become obligated for the debts of any other person, including its parent or any affiliate), or hold out its credit as being available to satisfy the debts of any other person, in each case, except for indebtedness permitted by the Loan Documents (as defined below) or in an amount necessary to acquire, operate and maintain the Assets;

(h)                                 The Company will maintain books, records and accounts separate from its parent and any affiliate;

(i)                                     The Company will not commingle funds with those of its parent or any affiliate;.

(j)                                     The Company will maintain financial statements separate from its parent and any affiliate and will not permit its assets to be listed as assets on the financial statements of any other person (except as required by generally accepted accounting principles);

(k)                                  The Company will file its own tax returns (except to the extent that it is required to file consolidated tax returns by applicable law);

(l)                                     The Company will pay its liabilities out of its own funds and not the funds of its parent or any affiliate;

(m)                               The Company will comply with all the terms and provisions contained in its organizational documents, and will observe all limited liability company formalities independent of its parent and any affiliate;

(n)                                 Without the prior written consent of the Independent Manager, neither the Company nor the Member will voluntarily (i) institute proceedings to have the Company adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against the Company, (iii) file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable law relating to bankruptcy, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or (v) make any assignment for the benefit of creditors of the Company;

(o)                                 The Company will not consolidate or merge with or into another entity or convey or transfer its properties and assets substantially as an entirety to any entity unless (i) such entity (if other than the Company) formed by or surviving such consolidation or merger or that acquired by conveyance or transfer properties and assets of the Company substantially as an entirety (A) shall be organized and existing under the laws of United States of

America or any State thereof or the District of Columbia, (B) shall include in its organizational documents the same limitation set forth in Sections 7, 13 and 14 (if applicable) and this Section 12, and (C) shall expressly assume the due and punctual payment of the Company’s obligations under the Loan Documents, and (ii) immediately after giving effect to such transaction, no default or event of default under any agreement to which the Company is a party shall have been committed by the Company and be continuing;

(p)                                 The Company will not enter into any contract or agreement with any affiliate, except upon terms and conditions that are substantially similar to those that would be available on an arm’s length basis with unaffiliated third parties; and

(q)                                 The Company will not amend in any material respect the Certificate of Formation of the Company or this Agreement, with respect to the matters set forth in Sections 7, 13 and 14 and this Section 12 without first obtaining approval of the mortgagee holding such mortgage lien on the Assets.

This Section 12 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “Single Purpose Entity” within the meaning of that certain Loan Agreement, dated as of October     , 2004 (the “Loan Agreement”), among the Company, certain of its affiliates specified therein, and General Electric Capital Corporation, as agent (the “Agent”), for the lenders specified therein (“Lenders”).  Failure of the Company to comply with any of the foregoing covenants shall not affect the status of the Company as a separate legal entity or the limited liability of the Member.

As used in this Agreement:  (a) “Obligations” means all obligations arising from and related to the $135,000,000 loan evidenced by the Loan Agreement, the revolving notes evidenced such obligations and all other agreements entered into with the Agent for the benefit of the Lenders (the “Loan Documents”), including that certain Assignment of Membership Interest (Security Agreement), dated as of October     , 2004 (the “Assignment”), entered into by the Member in favor of the Agent, as additional collateral for the Company’s payment of indebtedness to the Lenders; (b) “affiliate” means any person controlling, controlled by or under common control with the Company (for the purposes of this definition, control when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing), including, without limitation, (i) any person who is a member of the immediate family (as defined below) of any director or executive officer of the Company, its parent or any affiliate and (ii) any person which receives compensation for administrative, legal or accounting services from the Company, its parent or any affiliate; (c) “parent” means, with respect to the Company, any person owning or controlling, directly or indirectly, fifty percent (50%) of more of the voting stock of the Company; and (d) “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust

(including any beneficiary thereof), unincorporated organization, or governmental or any agency or political subdivision thereof.

13.           Independent Manager.  At all times until the Obligations shall be paid in full, the Company shall have an Independent Manager.  As used in this Agreement, “Independent Manager” means a person or entity who shall not have been at the time of such appointment and at any time during the preceding five (5) years prior to such appointment:  (a) a member, stockholder, director, partner, attorney, counsel, officer or employee of the Member, the Company or any of their respective affiliates (other than such person’s service as Independent Manager, Special Member or other similar capacity); (b) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the Member, the Company or any of their respective affiliates (other than reasonable compensation for services as an Independent Manager, Special Member or other similar capacity); (c) a person or entity controlling or under common control with any such member, stockholder, director, partner, officer, customer, supplier or other person or entity; or (d) a member of the immediate family of any such member, stockholder, director, partner, attorney, counsel, officer, employee, customer, supplier or other person.  As used in this Agreement, “immediate family” means, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.  Notwithstanding any other provision of this Agreement or any other provision of applicable law that so empowers the Company or the Member, in the event of the resignation of an Independent Manager or in the event that such position is otherwise vacated, a successor Independent Manager shall be appointed by the Member, and no action requiring the approval of the Independent Manager shall be taken until a successor Independent Manager is appointed and approves of such action.  Except as specifically provided in this Agreement, the Independent Manager may not bind the Company.  Victor A. Duva is hereby appointed as the initial Independent Manager.  The Independent Manager is hereby deemed a “manager” within the meaning of the Act; provided, however, the Independent Manager shall only have the rights and obligations as set forth in this Agreement.  To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Manager shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 12(n).

14.           Special Member.  Upon the occurrence of any event that causes the last remaining Member to cease to be a Member of the Company, the Independent Manager shall, without any action of any person or entity and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a special member (“Special Member”) with the rights and duties specified herein, and shall continue the Company without dissolution.  No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as an Independent Manager; provided, however, that the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member.  Notwithstanding any provision in this Agreement to the contrary, upon the occurrence of any event that causes the last remaining Member to cease to be a member of the Company, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such

Member in the Company, appoint a person or entity as a substitute member of the Company.  Upon becoming a member of the Company pursuant hereto, the Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets and shall only have the rights and duties expressly set forth in this Agreement.  Pursuant to Section 18-301 of the Act, the Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.  The Special Member, in its capacity as Special Member, may not bind the Company.  Except as required by any mandatory provision of the Act and except as is necessary to continue the existence of the Company without dissolution, the Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.  In order to implement the admission to the Company of the Special Member in the circumstances contemplated by this Section 14, each Independent Manager shall execute a counterpart to this Agreement and thereby consent to serve as a Special Member in the circumstances contemplated by this Section 14.  Prior to its admission to the Company as the Special Member, the Independent Manager shall not be a member of the Company.  As used in this Agreement, the term “Member” means Provident Senior Living Trust, as the initial member of the Company, and includes any person or entity admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Member.

15.           Enforcement by the Independent Manager.  Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement (including, without limitation, each of Sections 12, 13 and 14 and this Section 15) constitutes a legal, valid and binding agreement of the Member, and is enforceable in accordance with its terms by the Independent Manager against the Member.

16.           Acknowledgment and Consent of the Member.  Notwithstanding any other provision of this Agreement, so long as any Obligation is outstanding or has otherwise not been satisfied in full, the Member hereby (i) consents to the security interest in all of the Member’s rights and interests (including voting and managerial rights) in the Company created by the Assignment, (ii) acknowledges that it is executing and delivering the Assignment and (iii) consents that following an “Event of Default” as defined in the Assignment or an event of default under any of the Loan Documents, (x) the Agent or Lender or Agent’s or Lender’s designee(s), and/or any other person(s) or entity(ies) acquiring the collateral in which the security interest was granted in the Assignment shall have the right, but not the obligation, to succeed to all or a portion of the rights and interests (including voting and managerial rights) of the Member in the Company, and (y) the Agent or Lender or Agent’s or Lender’s designee(s), and/or any other person(s) or entity(ies) acquiring the collateral in which the security interest was granted in the Assignment acquiring all or any portion of the Member’s rights and interests (including voting and managerial rights) in the Company shall not cause a dissolution, winding up or termination of the Company.

17.           Subordination.  Following the exercise by any of Agent or Lender or Agent’s or Lender’s designee(s), and/or any other person(s) or entity(ies) acquiring the collateral in which the security interest was granted in the Assignment of its rights and remedies under the Assignment upon an event of default under any of the Loan Documents, so long as any Obligation is outstanding or has otherwise not been satisfied in full, the Member agrees that its rights and interests under this Agreement shall be subordinated and inferior to the rights and interests of Agent or Lender or Agent’s or Lender’s designee(s), and/or any other person(s) or entity(ies) acquiring the collateral in which the security interest was granted in the Assignment, including, without limitation, Member’s rights to be reimbursed for any amounts loaned by Member to or on behalf of the Company and to be indemnified under any provision of this Agreement or under applicable law.

18.           GOVERNING LAW.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

19.           Severability of Provisions.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

20.           Effectiveness.  Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date first written above.

21.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

22.           Assignments.  Subject to the Loan Agreement, the Member may assign in whole or in part its limited liability company interest in the Company.  The transferee of a limited liability company interest in the Company shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 22, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger, consolidation or conversion in compliance with the Loan Agreement shall, without further act, be the Member hereunder, and such merger, consolidation or conversion shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

23.           Resignation.  For so long as any mortgage lien pursuant to the Loan Agreement exists on the Assets, the Member may not resign, except as permitted under the Loan Agreement.  If the Member is permitted to resign pursuant to this Section 23, an additional member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

24.           Admission.  Upon the effectiveness of the contribution of all of the limited liability company membership interests in the Company to PSLT-ALS Properties Holdings, LLC, PSLT-ALS Properties Holdings, LLC shall, in accordance with Section 18-301 of the Act, (i) automatically be admitted as a member of the Company, (ii) be shown as such on the books and records of the Company, (iii) be bound by all the terms and conditions of this Agreement and (iv) be deemed the “Member” for all purposes of this Agreement, all without any further act, vote or approval of any member of the Company of other person or entity notwithstanding any other provision of this Agreement.  In furtherance of the foregoing, PSLT-ALS Properties Holdings, LLC shall execute a counterpart signature page to this Agreement.

[signature page follows]

MEMBER

PROVIDENT SENIOR LIVING TRUST,
a Maryland real estate investment trust

By:	/s/ Saul A. Behar
Saul A. Behar
Senior Vice President

Acknowledged and agreed:

Independent Manager

/s/ Victor A. Duva
Name: Victor A. Duva

Signature Page to PSLT-ALS Properties I, LLC

COUNTERPART SIGNATURE PAGE
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
PSLT-ALS PROPERTIES I, LLC

The undersigned intending to be admitted to PSLT-ALS Properties I, LLC, a Delaware limited liability company (the “Company”), as a Member thereof and to accept and agree to be bound by all the terms and provisions of the Limited Liability Company Agreement of the Company, dated as of October 21, 2004, does hereby execute, acknowledge and deliver this Counterpart Signature Page.

By:	PSLT-ALS PROPERTIES HOLDINGS, LLC,
a Delaware limited liability company

	By:	PSLT OP, L.P.,
a Delaware limited partnership.

		By:	PSLT GP, LLC, a Delaware
limited liability company, its sole
general partner

			By:	Provident Senior Living Trust, a
Maryland real estate investment trust,
its sole member

			By:	/s/ Saul A. Behar
Saul A. Behar
Senior Vice President

Signature Page to PSLT-ALS Properties I, LLC

Schedule A

4.                                       Clare Bridge Cottage of Topeka, located in Topeka, Kansas.

5.                                       Clare Bridge Cottage of Winter Haven, located in Winter Haven, Florida.

6.                                       Clare Bridge of Kenosha, located in Kenosha, Wisconsin.

7.                                       Clare Bridge of Leawood, located in Leawood, Kansas.

8.                                       Clare Bridge of West Melbourne, located in West Melbourne, Florida.

9.                                       Sterling House of Winter Haven, located in Winter Haven, Florida.

10.                                 Clare Bridge Cottage of Austintown, located in Youngstown, Ohio.

11.                                 Clare Bridge of Eden Prairie, located in Eden Prairie, Minnesota.

12.                                 Clare Bridge of North Oaks, located in North Oaks, Minnesota.

13.                                 Clare Bridge Plymouth, located in Plymouth, Minnesota.

14.                                 Clare Bridge of Puyallup, located in Puyallup, Washington.

15.                                 Sterling House of Pensacola, located in Pensacola, Florida.

16.                                 Sterling House of Portage, located in Portage, Indiana.

17.                                 Sterling House of Richmond, located in Richmond, Indiana.

18.                                 Sterling House of Salem, located in Salem, Ohio.

19.                                 Sterling House of Westerville, located in Columbus, Ohio.

20.                                 Sterling House of Mesa, located in Mesa, Arizona.

21.                                 Sterling House of Peoria, located in Peoria, Arizona.

22.                                 Sterling House on East Speedway, located in Tucson, Arizona.

23.                                 Clare Bridge Cottage of La Crosse, located in La Crosse, Wisconsin.

24.                                 Clare Bridge of Oro Valley, located in Oro Valley, Arizona.

25.                                 Clare Bridge of Tallahassee, located in Tallahassee, Florida.

26.                                 Clare Bridge of Tempe, located in Tempe, Arizona.

A-I

27.                                 Sterling House of Alliance, located in Alliance, Ohio.

28.                                 Sterling House of Beaver Creek, located in Beavercreek, Ohio.

29.                                 Sterling House of Blaine, located in Blaine, Minnesota.

30.                                 Sterling House of Evansville, located in Evansville, Indiana.

31.                                 Sterling House of Inver Grove Heights, located in Inver Grove Heights, Minnesota.

32.                                 Sterling House of La Crosse, located in La Crosse, Wisconsin.

33.                                 Sterling House of Marion, located in Marion, Indiana.

34.                                 Villas of Sherman Brook, located in Clinton, New York.

35.                                 Villas of Summerfield, located in Syracuse, New York.

36.                                 Wynwood at Twin Falls, located in Twin Falls, Idaho.

37.                                 Wynwood of Colorado Springs, located in Colorado Springs, Colorado.

38.                                 Wynwood of Pueblo, located in Pueblo, Colorado.

39.                                 Clare Bridge of Winston-Salem, located in Winston-Salem, North Carolina.

40.                                 Sterling House of Fond du Lac, located in Fond du Lac, Wisconsin.

41.                                 Clare Bridge of Lynnwood, located in Lynnwood, Washington.

A-II